An Introduction to Structured Investments Morgan Stanley Structured Investments provide the opportunity to gain exposure to a variety of underlying assets, with potential to mitigate certain risk and provide outperformance relative to a direct investment in the underlying. Structured Investments are designed to address and help achieve your particular financial goals within an overall investment plan. Key Characteristics of Morgan Stanley Structured Investments Fixed Term - All Structured Investments have a specified maturity date. Investors should consider the offering based on their own view of the markets and liquidity needs. Formula Based Returns - Investors know from the outset how the underlying asset’s performance will influence the investment’s return, provided it is held to maturity. Potential Outperformance - Some Structured Investments may generate returns in excess of a direct investment in the underlying, through enhanced upside or mitigating downside risk. Credit Risk - All payments on Structured Investments, including the payment of par at maturity (where provided for by the terms), are subject to the issuer’s credit risk. Structured Investments Product Suite Market - linked Notes and FDIC Insured Market - Linked Deposits • Market • FDIC Insured Principal at Risk Growth Notes • Partial • Enhanced • Buffered • Barrier • Digital • Dual Directional • Step - Up Principal at Risk Enhanced Yield Notes • Fixed Yield • Auto Callable • Issuer Callable • Range Accrual Morgan Stanley Structured Investment products can be divided into three basic categories, each designed to help investors realize specific financial objectives. Securities are created to meet a range of risk - return objectives. Whether you are a conservative, moderate or aggressive investor, structured investments may have a role in your portfolio. This material was not prepared by the Morgan Stanley Research Department. Please refer to important information and qualifications at the end of this material. Structured investments involve risks. Investors should carefully review the risk considerations and other terms discussed in the disclosure for any structured investment.” Products by Category Free Writing Prospectus Registration Statement Nos. 333 - 250103; 333 - 250103 - 01 Dated March 15, 2021 Filed pursuant to Rule 433

Important Information and Qualifications The information provided herein was prepared by sales, trading, or other non - research personnel of one of the following: Morgan Stanley & Co. LLC, Morgan Stanley & Co. International PLC, Morgan Stanley MUFG Securities Co., Ltd, Morgan Stanley Capital Group Inc. and/or Morgan Stanley Asia Limited (together with their affiliates, hereinafter “Morgan Stanley”) but is not a product of the Morgan Stanley Research Department. This communication is a marketing communication and is not a research report, though it may refer to a Morgan Stanley Research report or the views of a Morgan Stanley research analyst. We are not commenting on the fundamentals of any companies mentioned. An investment in Structured Investments may not be suitable for all investors. These investments involve substantial risks. The appropriateness of a particular investment or strategy will depend on an investor’s individual circumstances and objectives. This material does not provide individually tailored investment advice, nor does it offer tax, regulatory, accounting or legal advice. Each relevant issuer has separately filed a registration statement (including a prospectus), and will file a pricing supplement, with the SEC for any offering to which this communication relates. Before you invest in any offering, you should read the prospectus in that registration statement, the applicable pricing supplement and other documents such issuer has filed with the SEC for more complete information about that issuer and that offering. You may get these documents free of charge by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Morgan Stanley, any underwriter or any dealer participating in any offering will arrange to send you the prospectus if you request it by calling toll - free 1 - 800 - 584 - 6837. © 2021 Morgan Stanley 3/2021 Morgan Stanley Structured Investments within a portfolio can: ? Mitigate Risk - Structured Investments can offer full or partial downside protection, while still providing the opportunity to participate in the upside of the underlying asset performance. Define Outcomes - Structured Investments have formula - based outcomes which can help increase investor confidence and ease uncertainty, especially in volatile environments. Enhanced Upside - Some Structured Investments are designed to offer accelerated returns or enhanced yield, giving investors the possibility of greater upside returns. Be Customized - Structured Investments may be broadly offered as well as customizable to meet the specific individual needs and financial goals of investors.